Exhibit 7
REPORT OF CONDITION

Consolidating domestic subsidiaries of
          THE BANK OF NEW YORK TRUST COMPANY, N.A.
          in the state of CA at close of business on December 31, 2006 published in response to call made (Enter additional information below)

Statement of Resources and Liabilities

Dollar Amounts in Thousands

ASSETS
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	10,020
Interest-bearing balances	0
Securities:
Held-to-maturity securities	56
Available-for-sale securities	64,801
Federal funds sold and securities purchased under agreements to
Federal funds sold	49,900
Securities purchased under agreements to resell	40,000
Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance	0
Trading Assets	0
Premises and fixed assets (including capitalized leases)	5,051
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	0
Intangible assets:
Goodwill	889,415
Other intangible assets	277,086
Other assets	113,348
Total assets	1,449,677

REPORT OF CONDITION (Continued)
LIABILITIES

Dollar Amounts in Thousands

Deposits:
In domestic offices	2,517
Noninterest-bearing	2,517
Interest-bearing	0
Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0
Other borrowed money (includes mortgage indebtedness and obligations under capitalized leases)	58,000
Subordinated notes and debentures	0
Other liabilities	127,233
Total liabilities	187,750
Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,121,520
Retained earnings	139,524
Accumulated other comprehensive income	(117)
Other equity capital components	0
Total equity capital	1,261,927
Total liabilities, minority interest, and equity capital	1,449,677

I, Karen Bayz, Vice President
We, the undersigned directors, attest to the
correctness of this statement of resources and liabilities.
We declare that it has been examined by us, and to
the best of our knowledge and belief has been
prepared in conformance with the instructions
and is true and correct.
( Name, Title ) of the above named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Director #1 Michael K. Klugman, President

Director #2 Frank Sulzberger, MD

Director #3 Michael McFadden, MD